Exhibit 14.1

Rica Foods, Inc.

Board Of Directors Governance Guidelines

The following guidelines have been approved by the Board of Directors (the “Board”) of Rica Foods, Inc. (the “Company”). The guidelines, along with the certificate of incorporation, bylaws and Board committee charters, form the framework for governance of the Company.

Role of the Board

The business and affairs of the Company are managed under the direction of the Board. The Board has vested responsibility for the day to day management of the Company in its chief executive and other officers. The Board oversees senior management, provides the chief executive with guidance in developing corporate strategy and policies, reviews and approves major corporate decisions and assists the Company in setting and achieving its objectives. The Board should monitor the performance of the Company, its chief executive and other officers as well as the integrity of the Company’s public disclosures, including its financial statements, its financial and operational controls and compliance with legal and regulatory requirements. Through its committees, the Board exercises ultimate control over the Company’s outside auditors, the compensation of the directors and officers, including the chief executive, the nomination of candidates for Board membership and the governance of the Company.

Composition

The Board shall be comprised of individuals who meet the highest possible personal and professional standards. Directors should have broad experience in management, policy-making and/or finance. They should be committed to enhancing stockholder value and should be able to dedicate sufficient time to carry out their duties effectively. To assure their ability to focus on issues involved in overseeing the Company, their service on the boards of other companies should be limited to a reasonable number.

Membership Criteria

Nominees for director shall be selected on the basis of, among other things, knowledge, experiences, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee shall be responsible for determining the appropriate balance of criteria required by the Board.

Independent directors shall constitute a majority of the Board. Independent directors should be free from any material relationship with the Company that would impair their exercise of independent judgment. No more than two of the Company’s executives may serve on the Board at any one time. The Board does not require the separation of the offices of the Chairman of the Board and the chief executive of the Company.

Term of Office

Pursuant to the Company’s bylaws, members of the Board are to be elected to serve until the next succeeding annual stockholder meeting. The re-nomination of a director is dependent on an assessment of his or her qualifications, as well as the suitability review conducted by the Compensation Committee.

Election of Directors

At each annual meeting, the directors will be elected by the stockholders from a slate of nominees recommended by the Board in the proxy statement. Between annual meetings, the Board may appoint directors to fill any vacancies, including vacancies created by the addition of new seats on the Board, which directors will serve until the expiration of the term applicable to their particular class.

Retirement Policy and Term Limits

While there is no mandatory retirement age for employee or non-employee directors, directors must maintain the energy as well as the physical and mental health necessary to perform their duties effectively. The Board does not believe that it should establish term limits due to a potential loss of contributions by directors who have developed increasing insight into the Company and its operations. In connection with evaluating recommendations for nomination for re-election, however, the Compensation Committee shall consider the issue of continuing director tenure and shall take steps as may be appropriate to ensure that the Board maintain an openness to new ideas. Employee directors must resign from the Board if their employment with the Company ends, however, the Board may re-elect an ex-employee director upon recommendation by the Compensation Committee.

Committees

The Board currently has three committees: Audit, Compensation and Corporate Governance. The Board has the authority to establish additional committees as it deems necessary. The committees will be comprised solely of independent, non-employee directors. Each committee shall have the authority to engage independent advisors at the Company’s expense.

Committee Membership

The Corporate Governance Committee is responsible, after consultation with the Chairman of the Board, for recommending committee assignments.

Compensation

Non-employee directors should receive compensation that is competitive and that is linked to the Company’s results and stockholder returns. Employee directors will not be paid any additional compensation for serving on the Board. The Compensation Committee will periodically review and recommend changes in directors’ compensation to ensure it remains competitive and appropriate.

The Company will not enter into any consulting or other compensatory contracts with any independent director without the approval of a majority of the Board.

Contact with Management

Directors are encouraged to speak directly to officers or, if appropriate, other employees regarding any questions or concerns they may have. The Board encourages the chief executive to bring members of management from time-to-time to Board meetings to provide management insight into items being discussed by the Board because of management involvement in those areas and make presentations to the Board. Any director may at any time ask the Chairman to arrange to have one or more officers or other employees meet with the Board or one of its committees. Such requests will be honored to the extent practical.

Interactions with the Press or Investors

As management has been designated by the Board to speak publicly for the Company, directors should refrain from commenting on the Company or its business except in very general terms. Inquiries from investors or the press should be referred to the Chairman of the Board and the chief executive unless the Board specifically directs otherwise in a particular case.

Contact with Independent Auditors and Counsel

Directors have unlimited access to the Company’s independent auditors and legal counsel.

Contact with Chief Compliance Officer

The Corporate Governance Committee will meet regularly with the Chief Compliance Officer to discuss matters related to compliance with laws, Company policies and the Code of Ethics.

Access to Independent Advisors

The Board or any of its committees may, at any time, retain outside financial, legal or other advisors it believes necessary and appropriate to meet its responsibilities.

Self Evaluation

The Corporate Governance Committee will oversee a self-assessment of the Board’s performance every year. The assessment shall seek to identify specific areas, if any, in need of improvement or strengthening, and the results will be discussed with the full Board.

The Corporate Governance Committee will utilize the results of this self-assessment process in assessing and determining the characteristics and skills required of prospective candidates for election to the board and in making recommendations to the Board with respect to nominations for re-election and assignments of Board members to various committees.

Chief Executive Performance

The Compensation Committee will evaluate the performance and effectiveness of the chief executive annually, based on objective criteria, which includes the performance of the business, accomplishment of long-term strategic objections and management development, and will report its findings and recommendations to the full Board.

Meetings

There will be at least four regularly scheduled meetings of the Board each year. In addition, special meetings may be called by the Chairman of the Board or upon the written request of a majority of the directors. Directors are expected to participate in all regularly scheduled meetings. Any director may suggest items for inclusion on a specific agenda and may bring up items in the meetings not specified on the agenda.

Meetings of the Independent Directors

The independent directors will meet in executive session, without management present, at regularly scheduled meetings and at such times as may be determined by the lead director of the independent directors, which position will be a rotating position on a yearly basis (the “Lead Director”). The Lead Director will serve as the presiding director for all meetings, or, if he or she is not present at a meeting, the other independent directors will select a presiding director for that meeting.

Director Orientation and Continuing Education

New directors will be provided with appropriate orientation to familiarize them with the Company and its operations. Directors will receive appropriate information to assist them in the performance of their duties as directors and committee members, as applicable. In addition, the Company supports and encourages its directors to attend continuing education events for directors of public companies.

Code of Business Conduct and Ethics

The Board expects all directors and officers to display the highest standards of ethics. The Board also expects directors and officers to acknowledge adherence to the Company’s Code of Ethics. Directors, as well as officers and employees, are expected to comply with the letter and the spirit of the Code of Ethics, to focus on areas of ethical risk, to report unethical conduct and to help foster a culture of honesty and accountability. Directors are encouraged to bring questions about particular circumstances to the attention of the chair of the Corporate Governance Committee, who may consult with outside counsel as appropriate. In conjunction with the Chief Compliance Officer, the Corporate Governance Committee periodically reviews compliance with the Code of Ethics. Directors are expected to report any possible conflict of interest between the director and the Company to the chair of the Corporate Governance Committee, who will review the matter and advise the Board as appropriate so that the Board may be informed and take appropriate action.

The Board intends that these guidelines serve as a flexible general framework to supplement the Company’s certificate of incorporation and bylaws, and applicable laws, rules and regulations binding upon the Company, and not as a set of binding legal obligations. The chair of the Corporate Governance Committee, in conjunction with the Chief Compliance Officer’s report, shall review annually the content of these guidelines and compliance with them.

Adopted by the Board as of September 11, 2007.